SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION  14(a) OF THE SECURITIES
           EXCHANGE ACT OF 1914 (AMENDMENT NO. ________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12

                         FIRSTENERGY CORP.
                         -----------------
         (Name of Registrant as Specified in Its Charter)

         ----------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies: N/A
     (2) Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
     (4)  Proposed maximum aggregate value of transaction: N/A
     (5)  Total fee paid: N/A

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:  N/A
     (2)  Form, Schedule or Registration Statement No.: N/A
     (3)  Filing Party: N/A
     (4)  Date Filed: N/A

Merger question line

Q&A

Q: I understand that more than 2,000 cases related to the accident at Three Mile Island are still pending against GPU, Inc., seeking compensation for alleged personal injuries. Couldn't any defense and settlements prove very expensive for GPU, and, therefore, FirstEnergy when the merger is complete?

A: First, while there are no guarantees on the eventual outcome of any lawsuit, GPU has been largely successful in limiting the scope of these cases and has even obtained the dismissal of a number of claims. The cases are being defended by GPU's nuclear liability insurance carriers, who have won court rulings that the potential financial exposure for these legal actions (other than perhaps for punitive damages) cannot exceed the $560-million legal limit in effect in 1979 at the time of the accident as provided in the federal Price-Anderson Act of 1957. That legislation was designed to encourage utilities to invest in nuclear power plants by establishing a mandatory insurance program and imposing a limitation on the utility's liability in the event of a nuclear accident. GPU's own financial exposure under this Act is limited to $15 million; the balance of the $560 million is provided by a combination of private insurance coverage, assessments paid by other nuclear power plant owners, and the federal government. GPU has stated that it believes any liability it may have related to the Three Mile Island accident "will not exceed its financial protection under the Price-Anderson Act."

Registration Statement declared effective by Securities and Exchange
Commission

The effectiveness of our S-4 Registration Statement-which included the joint proxy statement-represents another step forward in our planned merger. With this effectiveness, we were authorized to begin mailing the proxy statements to shareholders, which we did starting on October 20. Through this mailing, we also informed shareholders that FirstEnergy and GPU will hold special Shareholders Meetings on November 21, when financial aspects of the merger will be discussed and voting results will be announced. We'll inform you of the results of that important step.

Please phone or click in your merger vote!

Shareholders of record on October 12, as well as those employees participating in our 401(k) Savings Plan, have begun receiving the FirstEnergy/GPU joint proxy statement describing the proposed merger. Our Board of Directors and management team recommend voting FOR the merger because it will strengthen our competitive position in the energy market. The proxy information packet sent to registered shareholders includes a voting form with instructions for voting by telephone, Internet, or by mail.

Employees owning shares through FirstEnergy's 401(k) Savings Plan are encouraged to vote by telephone because it's easier, faster, and more economical for the Company. This option is not currently available for some Beaver Valley employees who belong to a different 401(k) savings plan and who can only vote by mail.

"Whatever method you use, the most important thing is to vote," says Corporate Secretary Nancy Ashcom. "Unfortunately, not voting will have the same effect as voting against the merger."

Have you voted yet?

To vote by telephone or Internet, you'll need the control number on your proxy card or voting direction form. Here are the numbers to call to vote:

- FirstEnergy 401(k) Savings Plan participants, call 1-888-216-1289.

- Registered shareholders, call 1-888-457-2961, or vote by Internet at www.proxyvoting.com/fe.
If you have any questions regarding the merger, call 1-800-631-8945.

Safe Harbor Statement under the Private Securities Litigation Reform
Act of 1995
This publication contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's joint proxy statement/prospectus dated October 19, 2000, and their most recent reports filed with the Securities and Exchange Commission.